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                                                                 EXHIBIT 2.1

                   AGREEMENT FOR PURCHASE AND SALE OF ASSETS

         This Agreement for Purchase and Sale of Assets (this "Agreement") is made as of July 14, 1994 among Super Sagless Corporation, a Delaware corporation ("Seller"), Mohasco Corporation, a New York corporation ("Mohasco"), Leggett & Platt Furniture Hardware Company, a Delaware corporation ("Buyer"), and Leggett & Platt, Incorporated, a Missouri corporation ("Leggett").

                                    RECITALS

         WHEREAS, Seller, a wholly owned subsidiary of Mohasco, is engaged in the manufacture and sale of upholstered furniture reclining, motion, sofa sleeper and other mechanisms and similar products presently being offered by Seller (the "Business") (the term "Business" shall include all aspects of Seller's manufacturing and sales operations, including all support functions to such manufacturing and sales activities);

         WHEREAS, Seller desires to sell, and Buyer desires to buy, substantially all of the assets of Seller;

         WHEREAS, Mohasco is willing to guarantee the performance by Seller of its obligation hereunder; and

         WHEREAS, Leggett is willing to guarantee the performance by Buyer of its obligations hereunder;

         NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties intending to be legally bound agree as follows:

1.       PURCHASE AND SALE

         1.1     "PROPERTY" TO BE SOLD. On the Closing Date (as defined in
Section 7 below), Seller shall sell, convey, assign, deliver and transfer to Buyer and Buyer shall buy and take possession of all of Seller's right, title and interest in and to all real, personal, tangible, intangible, choate, inchoate, contingent and other properties, rights, interests, expectancies, equities and other things or assets of any kind which are used or usable in the operation of the Business, including, but not limited to, the following properties, rights and other assets, except the Excluded Assets (as defined in Section 1.2 below) (collectively, the "Property"):

                 (a) RECEIVABLES. All accounts, notes and other receivables of Seller ("Receivables").

                 (b) INVENTORIES. All raw materials, work-in-process finished goods, supplies, parts and inventory of Seller
         ("Inventories") .

                 (c) PERSONAL PROPERTY. All of Seller's other tangible personal property, wherever located, which is owned, leased or used by Seller including, without limitation, equipment, machinery, tools, vehicles, office furniture and fixtures
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         which are used or usable in the operation of the Business ("Tangible
         Personal Property").

                 (d) REAL ESTATE. All real property and real property interests owned or held by Seller including without limitation land, leasehold interests, buildings, improvements, rights-of-way, easements, rights, privileges, hereditaments and appurtenances thereto or located thereon and fixtures thereon ("Real Estate"), which Real Estate is set forth on Schedule 1.1(d).

                 (e) RECORDS. Copies of all accounting and operating ledgers, asset ledgers, inventory records, budgets, customer lists, customer credit information, supplier lists, technical data, sales literature, correspondence, computer printouts, books, notes, files and all other accounting and operating records and other graphic or electronically stored operating and financial information which are used exclusively or primarily in the operation of the Business ("Records").

                 (f) INTANGIBLE RIGHTS. All trademarks, trade names (including the name "Super Sagless" or any similar name and other names used in the Business), service marks, copyrights, patents (and all applications pertaining to the foregoing), formulas, contract rights, trade secrets, know-how, goodwill and similar intangibles of Seller or Mohasco (to the extent such intangibles of Mohasco relate primarily or solely to the Business) ("Intangible Rights") including without limitation those items set forth on Schedule 1.1(f).

                 (g) PERMITS. To the extent transferable, all governmental licenses, permits, certificates and approvals owned or held by Seller (the "Governmental Permits"), including, without limitation, those Governmental Permits listed on Schedule 1.1(g).

                 (h) LICENSES. To the extent transferable, all licenses to or from third parties (the "Licenses"), including without limitation those items listed on Schedule 1.1(h).

                 (i) CONTRACTS AND COMMITMENTS. All rights of Seller under purchase orders, contract commitments or sales contracts
         (collectively, the "Contracts") all of which are listed on Schedule 1.1(i), except to the extent listed on Schedule 1.1(d) .

         1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained herein, the following assets (the "Excluded Assets") shall not be sold to Buyer and all of the Excluded Assets shall be retained by Seller:

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                 (a)      All cash and cash equivalents of Seller, including
         without limitation any bank account credit balances on the books of Seller, all rights of Seller under this Agreement, all tax returns and related tax records of Seller, and all rights and claims to refunds or credits of taxes.

                 (b) All shares of the capital stock of Seller held by Seller as treasury shares.

                 (c) The minute books, stock ledger and similar corporate records of Seller.

                 (d)      All insurance policies of Seller.

                 (e)      The items listed on Schedule 1.2.

         1.3 PURCHASE PRICE. The purchase price for the Property shall be $40,000,000 in cash. The purchase price shall be allocated among the Property in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). On or before December 31, 1994, Buyer shall deliver to Seller an allocation of the purchase price among the Property. Buyer and Seller agree to file their federal and state income tax returns (and Form 8594, if applicable) on the basis of such allocation and neither party shall thereafter take a tax return position inconsistent with such allocation unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by the Internal Revenue Service or other taxing authority.

         1.4 PAYMENTS AT CLOSING. On the Closing Date, Buyer shall deliver to (i) Seller $24,250,000 (the "Closing Date Payment"), (ii) NationsBank of Texas, N.A. (the "Escrow Agent") $750,000 (the "Warranties Escrow Payment"), to be held in escrow in accordance with the terms of the escrow agreement in the form of Exhibit 1.4A attached hereto (the "Warranties Escrow Agreement"), and
(iii) the Escrow Agent $15,000,000 (the "Taxes Escrow Payment"), to be held in escrow in accordance with the terms of the escrow agreement in the form of
Exhibit 1.4B attached hereto (the "Taxes Escrow Agreement"). Each such payment shall be made by wire transfer of immediately available funds.

         1.5     ASSUMPTION OF LIABILITIES.

                 (a) Buyer shall assume on the Closing Date and shall be liable for the payment, performance and discharge when due of Seller's obligations and liabilities, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of and relating to the Business or the Property under (i) contracts, agreements, leases and arrangements identified on Schedule 1.1(d) or (i) and specifically assigned to Buyer, (ii) vendor and customer purchase orders entered into by

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Seller prior to the Closing Date in the ordinary course of business, (iii)
refund, adjustment, allowance, repair, exchange and return policies of Seller and warranty, guarantee and merchantability claims, in respect of any and all products (including Inventories included in the Property) sold, manufactured or designed by Seller in connection with the Business at any time before, on or after the Closing Date; provided, however, Buyer shall not assume and shall not be responsible for any liability arising from or with respect to product liability claims except to the extent set forth in Section 4.13 below, (iv) sales, transfer, recording, conveyance, value-added or similar taxes or expenses that may be imposed as a result of the sale and transfer of the .Property to Buyer hereunder, (v) Seller's policies for unused and accrued vacation pay and personal time/sick leave, (vi) property taxes incurred with respect to a taxable period (or portion of a taxable period) which period (or portion) begins after the Closing Date, and (vii) non-interest bearing trade payables and, except as otherwise provided herein, other current non-interest bearing liabilities incurred by Seller prior to the Closing Date in the ordinary course of business.

                 (b)       Without limiting or expanding the provisions of
Section 1.5(a), Buyer shall not assume or have liability for any debts, liabilities or obligations arising out of, or in connection with, any of the following: (i) any "employee welfare benefits plans" (as such term is defined in Section 3(1) of the Employee Retirement Income Security Act ("ERISA")) or any of Seller's "employee pension benefit plans" (as such term is defined in Section 3(2) of ERISA), or any other employee benefit programs or pay practices of Seller; (ii) salaries, wages and bonuses which accrue prior to or on the Closing Date; (iii) severance benefits; (iv) claims or losses arising under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), ERISA or the Internal Revenue Code and which are imposed upon, incurred by, or assessed against Seller or any of its employees in connection with any failure to comply with the provisions of COBRA or ERISA, and which failure occurred with respect to any current or prior employee of Seller or any qualified beneficiary of such employee on or before the Closing Date; (v) any liability for income or any other taxes assessed against or with respect to Seller or any member of the affiliated group of corporations of which Seller is a member; or (vi) any liability described on Schedule 1.5.

2.       REPRESENTATIONS AND WARRANTIES OF SELLER AND MOHASCO

         Seller and Mohasco, jointly and severally, make the following representations and warranties to Buyer:

         2.1 ORGANIZATION, AUTHORITY AND GOOD STANDING OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and is duly qualified and in good standing in those states listed in

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Schedule 2.1.    Neither the ownership nor the operation of the Property nor the conduct of the Business requires Seller to be qualified in any jurisdictions other than those set forth in Schedule 2.1, where the failure to so qualify would result in a material adverse effect on the ownership or operation of the Property or the conduct of the Business. Seller has no subsidiaries.

         2.2 ORGANIZATION, AUTHORITY AND GOOD STANDING OF MOHASCO. Mohasco is a corporation duly organized, validly existing and in good standing under the laws of the state of New York. Mohasco owns and holds all of the outstanding shares of capital stock of Seller.

         2.3     FINANCIAL STATEMENTS, OBLIGATIONS AND LIABILITIES.

                 (a) For purposes of this Agreement "Financial Statements" means the Year-End Statements and the Interim Statements referred to in Schedules 2.3.1 and 2.3.2, respectively. The Financial Statements and the Supplemental Information in Schedule 2.3.3 have been prepared in the ordinary course of business from the regular financial books and records of Seller. Except as may be noted on Schedule 2.3.1 or 2.3.2, the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") by Seller throughout the periods indicated and fairly present in all material respects the financial condition and results of operations of Seller as of the respective dates thereof and for the respective periods covered thereby.

                 (b) All sales of Inventory by Seller to any wholly owned subsidiary of Mohasco (or any operating division thereof) reflected in the Financial Statements have been accounted for in accordance with GAAP. Prices invoiced for such sales have generally resulted in gross margins which, in the aggregate, are substantially similar to gross margins resulting from sales of Inventory by Seller to other persons or entities, subject to commercially reasonable adjustments due to economies of scale based on order size and/or aggregate volume.

         2.4     ABSENCE OF CERTAIN EVENTS.        Since December 31, 1993, (i)
Seller has conducted its business only in the ordinary and usual course and in substantially the same manner as theretofore conducted; (ii) there has not occurred any event, circumstance or condition that has had a material adverse effect on the financial condition, business, cash flows, assets, liabilities or prospects of the Property or the Business; and (iii) except as set forth on
Schedule 2.4, Seller has not taken any action or failed to take any action which would have violated any of the covenants of Section 4.2 if such action had been taken or failed to be taken after the date hereof and prior to Closing.





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         2.5     TAXES.   Seller and/or its affiliates have filed all income
tax returns required to be filed by or on behalf of Seller and all returns of other taxes required to be filed by or on behalf of Seller, all such returns are complete and correct in all material respects, and Seller and/or its affiliates have paid or provided for all taxes shown to be due on such returns. Except as described in Schedule 2.3.1, there are no present or, to the best of Seller's knowledge, threatened disputes as to taxes or any proposed taxes, assessments or the like of any nature which could affect the Property, the operation of the Business or result in any lien or other encumbrance being placed on any of the Property. There are no present tax liens on any of the Property. Buyer will not have any liability for taxes related to Seller, which liability may be assessed or claimed against Buyer or any part of the Property. All taxes, including without limitation, governmental charges, assessments and required contributions of Seller with respect to its business that may result in the imposition of transferee or other liability on Buyer for the payment of such taxes have been accurately recorded and duly paid, collected or withheld and remitted to the appropriate governmental agency. Seller is not a foreign person, as such person is referred to in Section 1445(b)(2) of the Code.

         For purposes of this Agreement, the term "tax" or "taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include without limitation all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, worker's compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of a nature similar to any of the foregoing, which Seller is required to pay, withhold or collect.

         2.6 PERMITS, CONTRACTS, ETC. Schedules 1.1(g), 1.1(h) and 1.1(i) each contain, respectively, an accurate listing and brief description of the Governmental Permits, Licenses and Contracts material to the conduct or operation of the Business. Schedule 1.1(i) contains an accurate listing of all material contracts, agreements or other legally binding commitments, together with all amendments or modifications thereto, of Seller which directly or indirectly affect the Business, except for the following, which are not required to be set forth on such Schedule:

                 (a) any contract, agreement or other binding commitment that involves an annual commitment by Seller of not more than $25,000, provided that the contracts, agreements or other





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         binding commitments omitted from Schedule 1.1(i) solely by reason of this paragraph (a) shall not involve aggregate annual commitments by Seller of more than $250,000;

                 (b)      any purchase order; and

                 (c) any contract, agreement or other binding commitment that is terminable by Seller by notice of not more than ninety (90) days for a cost of less than $25,000 or that will terminate by its terms within ninety (90) days after the Closing Date.

With respect to items listed in Schedule 1.1(i), (i) all items listed are in full force and effect with no default or breach thereunder by Seller or, to the best of Seller's knowledge, any other party to such items; (ii) no event, failure, condition or act has occurred which, with the passage of time or the giving of notice or both, would result in a default or breach by Seller or, to the best of Seller's knowledge, any other party thereto, under any such item or permit termination, modification or acceleration of rights or obligations under such terms; (iii) no defenses, offsets or counterclaims thereto have been asserted; (iv) Seller has not waived any rights under any such item; and (v) other than as contemplated herein, no such item shall be affected by the transactions contemplated by this Agreement except, with respect to the circumstances described in clauses (i), (ii) and (iii) of this Section 2.6, where the existence of such circumstances would not result in a material adverse effect on the ownership or operation of the Property or the conduct of the Business. The Governmental Permits and, to the best knowledge of Seller, the Licenses listed on Schedules 1.1(g) and 1.1(h) are all the licenses, franchises, permits and governmental authorizations necessary for Seller to conduct the Business in the manner in which and in the jurisdictions and places where such Business is now conducted.

         2.7     NO SERVICES PROVIDED.

                 (a) Seller does not provide or offer any services in connection with the operation of its business.

                 (b) Neither Mohasco nor any of its affiliates provides any services to Seller in connection with the conduct of the Business except for financial reporting and the preparation of federal and state income tax returns.

         2.8     RECEIVABLES.     Schedule 2.8 is a complete and accurate
schedule and aging of all accounts, notes and other receivables of the Seller as of May 28, 1994. All of the Receivables are collectible in accordance with their terms (without being subject to any defense, counterclaim or setoff) except to the extent of any reserves reflected in the Interim Statements included in the Financial Statements.





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         2.9     INVENTORY.       All items of Inventory are of a quality and
quantity usable and salable in the ordinary course of Seller's business. Since December 31, 1993, all Inventory has been maintained at adequate levels for the business of Seller in its normal course consistent with past practice, no write down of the value of such Inventory has occurred or is required under Seller's normal valuation policy or GAAP that has not been taken, and no additional amounts have been reserved with respect to such Inventory, except as set forth on Schedule 2.9.

         2.10    PATENTS, TRADEMARKS, TRADE NAMES AND OTHER INTANGIBLE RIGHTS.
Schedule 1.1(f) lists all Intangible Rights material to the operation of the Business which are owned, licensed or used by Seller or subject to a patent or trademark application of Seller. Except for such of the Intangible Rights as are subject to a patent or trademark application, Seller has full right, title and interest to all Intangible Rights. Seller conducts the Business without conflict or infringement with any patents, patent applications, trademarks, trade names, service marks, trade secrets, copyrights, know-how and other intangible rights claimed or held by others except for any conflict or infringement which would not have a material adverse effect on the ownership or operation of the Property or the conduct of the Business. None of the Intangible Rights, to the best of Seller's knowledge, are being infringed by the products, activities, operations, trade names, trademarks, service marks or copyrights of any other persons and none are subject to any outstanding order, judgment, decree or agreement restricting the use thereof, any of which could reasonably be expected to result in a material adverse effect on the ownership or operation of the Property or the conduct of the Business.

         2.11    TITLE TO AND CONDITION OF ASSETS.

                 (a) REAL ESTATE. Schedule 1.1(d) contains a list of (i) all Real Estate owned by Seller, (ii) all leases and subleases under which Seller is lessor or lessee or sublessor or sublessee of any Real Estate, together with all amendments, supplements, nondisturbance agreements, brokerage and commission agreements and other agreements pertaining thereto; (iii) all material options held by Seller or contractual obligations on the part of Seller to purchase or acquire any interest in real property; and (iv) all options granted by Seller or contractual obligations on the part of Seller to sell or dispose of any material interest in real property.

         Except as set forth on Schedule 1.1(d), Seller has good and valid fee simple title to all owned Real Estate and none of the owned Real Estate is subject to any lien, mortgage, deed of trust, pledge, security interest, charge, option or other encumbrance or restriction of any kind or character (collectively, "Liens"), except for (v) matters listed in the Title Certificates of Holland, Ray & Upchurch, P.A. dated May 24, 1994 and May 30, 1994, copies of





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which are attached hereto as Schedule 2.11 (the "Title Certificates") issued to
Leggett, (w) zoning or planning restrictions, easements, permits, conditions that would be revealed by surveys or physical inspection, liens arising by operation of law, and other restrictions or limitations on the use of real property which do not materially impair the use of such property by Seller in the operation of the Business, (x) statutory liens for current taxes, assessments or governmental charges or levies on property not yet due and payable, (y) mechanics', carriers', workers', repairers' and other similar liens imposed by law arising or incurred in the ordinary course of business for obligations not yet due and payable and (z) unrecorded restrictions or limitations which do not materially impair the use of such property by Seller in the conduct of the Business.

         Accurate and current copies of all real property leases (and all amendments thereto) and any options and contractual obligations listed on
Schedule 1.1(d) have previously been delivered to Buyer. Seller has not assigned any such real property leases or any such options or obligations. Except as set forth in Schedule 1.1(d), there are no Liens on Seller's interest in the real property leases, subject only to Liens for taxes and assessments not yet due and payable. The real property leases and options and contractual obligations listed on Schedule 1.1(d) are in full force and effect and constitute binding obligations of Seller and the other parties thereto and (a) there are no defaults thereunder by Seller or, to the best of Seller's knowledge, by any other party thereto, and (b) no event has occurred which with notice, lapse of time or both would constitute a default by Seller or, to the best knowledge of Seller, by any other party thereto where such default or event would result in a material adverse effect on the ownership or operation of the Property or the conduct of the Business.

                 (b) PERSONAL PROPERTY. Except as set forth on Schedule 1.1(d), Seller has good and valid title to the Tangible Personal Property, free and clear of all Liens except for (i) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, liens for taxes, assessments and other governmental charges which are not due and payable and (ii) other imperfections of title or encumbrances which do not materially impair the continued use and operation of the Tangible Personal Property in the conduct of the Business.

                 (c)      CONDITION OF PROPERTIES. Except as set forth on
Schedule 1.1(d), the Real Estate and the Tangible Personal Property owned, leased or otherwise held by Seller are in good operating condition and repair, ordinary wear and tear excepted. There is no condition or defect in the Real Estate that would materially and adversely impair the use or operation of the Real Estate in the





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conduct of the Business or otherwise have a material adverse effect on the conduct of the Business. The Property constitutes all of the assets necessary for the operation of the Business as operated on the Closing Date.

                 (d)      COMPLIANCE.      The continued ownership, operation,
use and occupancy of the Real Estate as currently operated, used and occupied will not violate any zoning, building, health, flood control, fire or other law, ordinance, order or regulation or any restrictive covenant where such violation would result in a material adverse effect on the ownership and use of the Property and the conduct of the Business.

                 (e)      UTILITIES.       All utilities (including, without
limitation, water, sewer, gas, electricity, trash removal and telephone service) are available to the Real Estate in sufficient quantities to adequately serve the Real Estate as presently operated.

                 (f)      TITLE CONVEYED AT CLOSING.        At the Closing,
Seller will transfer and convey to Buyer good and valid title to all Property, free and clear of any Liens except for the matters described in clauses (v) through (z) of Section 2.11(a) and clauses (i) and (ii) of Section 2.11(b) (other than Liens in favor of Citicorp Capital Investors, Ltd. or any successor or affiliate thereof, which are to be released at or prior to Closing).

         2.12 CUSTOMERS AND SUPPLIERS. None of Seller's customers or suppliers has threatened in writing to cease or materially alter its business with Buyer with respect to the Business after the Closing Date.

         2.13    EMPLOYEES.

                 (a) Schedule 2.13 sets forth (i) the name, position and current annual compensation of all current salaried employees of Seller whose annual compensation is in excess of $30,000, together with the date and amount of the last increase for each such person, (ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation payable by Seller to each such person, (iii) any increase to become payable after the date of this Agreement by Seller to employees other than those specified in clause (i) above, (iv) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) days) made by Seller to, or made to Seller by, any director, officer or employee, and (v) all other transactions between Seller and any director, officer or employee of Seller since December 31, 1993.
Schedule 2.13 sets forth the worker's compensation loss experience for Seller since January 1, 1991. No employee of Seller is absent from work on short or long-term disability leave or leave under the





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Family and Medical Leave Act of 1993 or has notified Seller in writing of his or her intent to take such leave.

            (b) Except as disclosed on Schedule 2.13, Seller is not a party to, nor bound by, the terms of any collective bargaining agreement, and Seller has not experienced any material labor difficulties during the last five years. There are no material labor disputes existing, or to the best knowledge of Seller, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees. No grievance or other legal action arising out of any collective bargaining agreement or relationship is pending, or to the best knowledge of Seller, is threatened. No charges or proceedings before the National Labor Relations Board, or similar state agency, are pending, or to the best knowledge of Seller, are threatened against Seller.

            (c) Seller's relationship with its employees is good. Except as disclosed on Schedule 2.13, Seller is not a party to any employment contract with any individual or employee. No legal proceedings, charges, complaints, or similar actions against Seller are pending under any federal, state or local laws affecting the employment relationship of any of Seller's employees including, but not limited to: (i) anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like); (ii) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions; (iii) state laws with respect to tortious employment conduct, such as slander, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium; or (iv) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and to the best knowledge of Seller, no proceedings, charges, or complaints are threatened under any such laws or regulations. Seller is not subject to any consent decree with any present or former employee, employee representative or any governmental department, commission, board, agency or instrumentality ("Agencies") relating to claims of discrimination or other claims in respect to employment practices and policies; no government or Agency has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of Seller which could reasonably be expected to have a material adverse effect on the conduct of the Business.

            (d) With respect to each person employed by Seller on or after November 6, 1986, (i) Seller hired such person in compliance in all material respects with the Immigration Reform and Control Act of 1986 and the rules and regulations thereunder ("IRCA") and

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

(ii) Seller has complied in all material respects with all recordkeeping and other regulatory requirements under IRCA.

                 (e) Since January 1, 1993, Seller has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws. Seller has not laid off more than ten percent (10%) of its employees at any single site of employment in any ninety (90) day period during the twelve (12) month period ending March 31, 1994.

                 (f) Seller is in compliance in all material respects with the provisions of the Americans with Disabilities Act (the "ADA"). With respect to its obligations under Title III of the ADA, Seller has conducted a site survey of each of its facilities and buildings subject to the provisions of the ADA and has made such modifications to such facilities as are required by the ADA.

         2.14    EMPLOYEE BENEFIT PLANS.

                 (a) Schedule 2.14 hereto sets forth the name of each Plan maintained by or contributed to by Seller. "Plan" means any employee benefit plan as defined in Section 3(3) of ERISA. Seller is not, and since September 25, 1980, was not required to contribute to any multi-employer plan, within the meaning of Section 4001(a)(3) of ERISA, or any "multiple employer plan" (within the meaning of Section 4063 of ERISA). "ERISA Affiliate" means any member of any "affiliated service group" as defined in Section 414(m) of the Code that includes Seller, any member of any "controlled group of corporations" as defined by Section 414(b) of the Code that includes Seller, or any member of any group of "trades or businesses under common control" as defined by Section 414(c) of the Code that includes Seller.

                 (b) No Plan has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code which would have a material adverse effect on the ownership or operation of the Property or the conduct of the Business.

                 (c) (i) Neither Seller nor any ERISA Affiliate has terminated or withdrawn (within the meaning of Section 4201 of ERISA) from any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA including, but not limited to a multi-employer plan (as defined in Section 4001(a)(3) of ERISA or a multiple employer plan (as defined in Section 4063 of ERISA (herein referred to as a "Title IV Plan") under circumstances giving rise to, or that would give rise to any actual or potential liability to the Pension Benefit Guaranty Corporation ("PBGC") or any other person which would have a material adverse effect on the ownership or operation of the Property or the conduct of the Business, (ii) no event or condition exists which presents a risk of termination of any Title IV Plan by the PBGC or withdrawal (within the meaning of Section 4201 of ERISA) from any Title IV Plan which would have a material adverse effect on the ownership or operation of the Property or the conduct of the Business, and (iii) there is no actual or potential liability to the PBGC or any other person expected by Seller or any ERISA Affiliate to be incurred with respect to any Title IV Plan, including, but not limited to, any liability for any accumulated funding deficiency as defined in Section 302 of ERISA or for any minimum funding contribution under Section 302 of ERISA or withdrawal liability (within the meaning of Section 4201 of ERISA), which liabilities in the case of any ERISA Affiliate would have a material adverse effect on the ownership or operation of the Property or the conduct of the Business.

                 (d) No lien imposed under Section 401(a)(29) or Section 412(n) of the Code, Section 302(f) or Section 4068 of ERISA, or arising out of any action filed under ERISA Section 4301(b), exists upon any Property.

         2.15 COMPLIANCE WITH LAWS. Seller has at all times complied and is in compliance with all applicable federal, state, local and foreign laws, rules, regulations and ordinances affecting Seller, the Property or the operation of the Business, except where the failure to comply would not result in a material adverse effect on the ownership or operation of the Property or the conduct of the Business. Seller has not violated, and is not in default with respect to, any judgment, order, writ, injunction, settlement agreement or decree of, or any permit, license or other authority from any federal, state, local or foreign court or Agency which could result in a material adverse effect on the ownership or operation of the Property or the conduct of the Business.

         2.16 AUTHORIZATION; BINDING EFFECT; NO CONFLICT WITH OTHER INSTRUMENTS. The execution and delivery of this Agreement and all other agreements, certificates and other documents to be executed and delivered by Seller or Mohasco and contemplated hereby have been duly authorized by Seller and Mohasco, to the extent each is a party thereto. This Agreement constitutes, and all other agreements, certificates and other documents to be executed and delivered by either Seller or Mohasco will constitute the legal, valid and binding obligation of Seller and Mohasco, to the extent each is a party thereto, enforceable against such persons in accordance with their respective terms. Except as set forth on Schedule 2.16, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby as Seller and Mohasco, respectively, are a party thereto, and the consummation of the transactions contemplated hereby and thereby will not: (a) violate or constitute a default under the respective certificate of incorporation or bylaws of Seller or Mohasco or any note, indenture, mortgage, deed of trust or other contract, agreement or commitment of Seller or Mohasco; (b) result in the loss or adverse modification of, or require any payment or impose any duty or obligation under, or accelerate any right of any other party to, any Governmental Permit, License or Contract; or (c) result in the creation or imposition of any lien, charge or encumbrance upon the Property or cause the acceleration of any indebtedness of Seller or Mohasco, respectively.

         2.17 CONSENTS. Except as set forth on Schedule 2.17, no consent, approval, authorization or order of any court, Agency or any other person is required in order to permit Seller and Mohasco to consummate the transactions contemplated by this Agreement, except for compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

         2.18 LITIGATION. Set forth on Schedule 2.18, is a list of all suits, arbitrations, or legal, administrative or other governmental proceedings or audits, inquiries or investigations pending, or, to the best knowledge of Seller, threatened against Seller, or, to the extent related to the Business, any of its employees, officers or directors, or affecting any of the Property. None of the actions, suits, proceedings or investigations listed on Schedule
2.18 either (i) results or reasonably could be expected to, if adversely determined, result in any material adverse effect on the Business, operations or assets or the condition, financial or otherwise, or results of operations or prospects of Seller or (ii) affects or reasonably could be expected to, if adversely determined, affect the right or ability of Seller to carry on the Business substantially as now conducted. Seller is not subject to any continuing court or Agency judgment, order, writ, injunction or decree applicable specifically to the Business, the operations or assets of Seller or employees of Seller, nor in default with respect to any order, writ, injunction or decree of any court or Agency with respect to the Business or Seller's assets, operations or employees which could result in a material adverse effect on the conduct of the Business.

         2.19 BOOKS AND RECORDS. Seller does not have any Records or any other systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Seller and Mohasco (other than payroll records which Seller controls indirectly).

         2.20    ENVIRONMENTAL MATTERS.

                 (a) Except as set forth on Schedule 2.20, (i) the ownership, occupancy and operations of the Real Estate, and any use, storage, treatment, disposal, or transportation of "Hazardous Substances," as defined below, that has occurred in or on the Real Estate prior to the date of this Agreement have been in compliance in all material respects with "Environmental Requirements," as defined below;
(ii) during the ownership, occupancy and operation of the Real Estate by Seller, or, to the knowledge of Seller, prior to its ownership, occupancy or operation, no release, leak, discharge, spill, disposal, or emission of Hazardous Substances has occurred in, on, or under the Real Estate in a quantity or manner that would result in a material adverse effect on the conduct of the Business or the ownership or use of the Property; (iii) no Hazardous Substances exist on the Real Estate as of the date of this Agreement, except for the presence of quantities of Hazardous Substances utilized by Seller or other tenants of the Real Estate in the ordinary course of their business which would not result in a material adverse effect on the ownership or use of the Property or the conduct of the Business; (iv) there is no pending or, to the best knowledge of Seller, threatened litigation or administrative investigation or proceeding concerning the Real Estate involving Hazardous Substances or Environmental Requirements; (v) there is no friable ACM (as defined below), within the Real Estate, and there are no above-ground or underground storage tank systems ("Tank Systems") located at the Real Estate;
(vi) Seller currently holds all permits ("Permits") that it is required to have under applicable Environmental Requirements for the ownership, occupancy and operation of the Real Property and is in compliance in all material respects with such Permits; and (vii) Seller does not have liability under any Environmental Requirements with respect to any real property previously owned, operated, or leased by Seller.

                 (b) DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

                 "Environmental Requirements" means all laws, statutes, rules, regulations, ordinances, judgments, decrees, orders, agreements and other restrictions and requirements (whether now or hereafter in effect) of any governmental authority, including, without limitation, federal, state, and local authorities, relating to the regulation or protection of human health and safety, natural resources, conservation, the environment, or the storage, treatment, disposal, transportation, handling, or other management of industrial or solid waste, hazardous waste, hazardous or toxic substances or chemicals, or pollutants.

                 "Hazardous Substance" means (i) any "hazardous substance" as defined in Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. Section 9601 et seq.) ("CERCLA") or any regulations promulgated thereunder; (ii) petroleum and petroleum by-products; (iii) asbestos or asbestos-containing material ("ACM"); or (iv) any additional substances or materials which have been or are currently classified as pollutants, hazardous or toxic under Environmental Requirements.

         2.21 PRODUCT LIABILITY. Schedule 2.21 sets forth the product liability loss experience for individual claims in excess of $10,000, by each claim and claim amount, for Seller since January 1, 1992. To the best knowledge of Seller, all products sold by Seller have complied with all trade association requirements, specifications and other forms of guidance.

         2.22 BROKERS AND FINDERS. Neither Seller nor Mohasco has any arrangement with a broker, finder, advisor or consultant in connection with the transactions contemplated hereby. Neither Seller nor Mohasco has authorized any person to act as a broker or finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

3.       REPRESENTATIONS AND WARRANTIES OF BUYER AND LEGGETT

         Buyer and Leggett represent and warrant to Seller as follows:

         3.1 BUYER ORGANIZATION AND STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has all necessary corporate powers to (i) enter into this Agreement and all other agreements, certifications and other documents to be executed and delivered by Buyer in connection herewith, and (ii) perform its obligations under such agreements, certificates and other documents.

         3.2 LEGGETT ORGANIZATION AND STANDING. Leggett is a corporation duly organized, validly existing and in good standing under the laws of the state of Missouri. Leggett has all necessary corporate powers to (i) enter into this Agreement and all other agreements, certifications and other documents to be executed and delivered by Leggett in connection herewith, and (ii) perform its obligations under such agreements, certificates and other documents.

         3.3 AUTHORIZATION; BINDING EFFECT; NO CONFLICT WITH OTHER INSTRUMENTS. The execution and delivery of this Agreement and all other agreements, certificates and other documents contemplated hereby have been duly authorized and executed by Buyer and Leggett. This Agreement constitutes, and all other agreements, certificates and other documents to be executed and delivered will constitute, the legal, valid and binding obligation of Buyer and Leggett, to the extent each is a party thereto, enforceable against each such party in accordance with their respective terms. The execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the consummation by Buyer and Leggett of the transactions contemplated hereby and thereby will not violate or constitute a default under Buyer's Certificate of Incorporation, Leggett's Restated Articles of Incorporation or the respective Bylaws of Buyer or Leggett, or any note, indenture, mortgage, deed of trust or other contract, agreement or commitment of Buyer or Leggett.

         3.4 CONSENTS. No consent, approval, authorization or order of any court, Agency or any other person is required in order to permit Buyer and Leggett to consummate the transactions contemplated by this Agreement, except for compliance with the applicable requirements of the HSR Act.

         3.5 BROKERS AND FINDERS. Neither Buyer nor Leggett has any arrangement with a broker, finder, advisor or consultant in connection with the transactions contemplated hereby. Neither Buyer nor Leggett has authorized any person to act as a broker or finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

4.       ADDITIONAL COVENANTS

         4.1 FULL ACCESS. From the date hereof and until the Closing, Seller and Mohasco covenant and agree that Buyer and its representatives shall be afforded access to all books, records, facilities and personnel of Seller. Mohasco and Seller shall permit Buyer and its representatives to review the Business, assets and operations of Seller, provided that such access and review shall not unreasonably interfere with Seller's operations and shall be subject to the Confidentiality Agreement dated March 18, 1994 between Mohasco and Leggett (the "Confidentiality Agreement").

         4.2 CONDUCT OF THE BUSINESS. Except with the prior written consent of Buyer, and except for actions required or contemplated hereby, Seller shall (and Mohasco shall cause Seller to) from the date hereof until the Closing (i) conduct its business only in the ordinary and usual course and in substantially the same manner as heretofore conducted; (ii) maintain the Property in good operating condition and repair and continue normal maintenance; (iii) not sell, mortgage, pledge, transfer or alienate any Property except in the ordinary course of business; (iv) except as contemplated by Schedule 2.13, not increase salaries or wages, declare bonuses, increase benefits, or institute any new benefit plan or program; (v) comply in all material respects with all laws applicable to Seller; (vi) not amend or in any way modify any Contract identified on Schedule 1.1(i). or any lease identified on Schedule 1.1(d);
(vii) not enter into any transaction, contract or commitment not in the ordinary course of business which obligates it (A) to pay A sum greater than $10,000 in any one instance or $100,000 in the aggregate to any one person, or
(B) for a period extending beyond the Closing Date; (viii) not introduce any material change with respect to the operation of its businesses, including any method, principle or practice of accounting, except as may be required BY GAAP;
(ix) continue to carry its existing insurance, subject to variations and amounts required by the ordinary operations of the Business; (x) not waive or release any rights of material value; and (xi) promptly notify Buyer of any event or condition which would or may cause any condition precedent in Article 5 hereof not to be fulfilled.

         4.3 PRESERVATION OF BUSINESS AND RELATIONSHIPS. Except as otherwise provided herein, from the date hereof until the Closing, Seller and Mohasco shall use their best efforts to preserve Seller's business organization intact, to keep available to Buyer the present officers (other than John B. Sganga) and employees of Seller and to preserve Seller's present relationship with suppliers, customers and others having business relationships with them.

         4.4 EXCLUSIVITY. From the date hereof and until July 13, 1994, neither Seller nor Mohasco will encourage or solicit any inquiries or proposals by, or engage in any discussions or negotiations with, or furnish any non-public information to, any person concerning the sale or other disposition of the Property or a merger, consolidation, sales of securities or acquisition involving Seller.

         4.5 ADDITIONAL ACTION. Each of Seller, Mohasco, Buyer and Leggett shall use its best efforts and take all such action as may be reasonably requested by the other party in order to effectuate the consummation of the transactions contemplated by this Agreement, including without limitation, obtaining all consents and releases necessary to effect the transfer of the Property to Buyer.

         4.6 CHANGE OF NAME. Seller shall cause its name to be changed on or before the Closing Date to a name that is not similar to "Super Sagless" or any other name used as of the Closing Date in the operation of the Business.

         4.7 REMOVAL OF EXCLUDED PROPERTY. On or before the Closing Date, Seller shall remove all of the Excluded Assets from Seller's facility in Tupelo, Mississippi.

         4.8 HSR ACT COMPLIANCE. Seller, Mohasco and Buyer will each use their respective best efforts to respond as promptly as possible to all inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation regarding the notification and report form filed pursuant to the HSR Act.

         4.9     CONSENTS.

                 (a) Nothing in this Agreement shall be construed as an attempt to assign any Governmental Permit, License or Contract which by its terms or by law is nonassignable without the consent of another person unless such consent shall have been obtained, or as to which all the remedies for the enforcement thereof enjoyed by Seller would, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. In order, however, to provide Buyer the full realization and value of every Contract, Seller agrees that for a period of one year after the Closing, it will, at the request and under the direction of Buyer, take all reasonable actions as shall in the opinion of Buyer or its counsel be necessary or proper (i) to assure that the rights of Seller under such Contracts shall be preserved for the benefit of Buyer and (ii) to facilitate receipt of the consideration to be received by Seller in and under every such Contract, which consideration shall be held for the benefit of, and shall be delivered to, Buyer; provided, that Buyer shall reimburse Seller for any and all costs and expenses incurred by Seller and approved by Buyer in connection with taking any such actions.

         (b) Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to the Contracts and that such consents have not been obtained. Buyer agrees that Seller shall not have any liability whatsoever arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default under or acceleration or termination of any such Contract as a result thereof. Buyer further agrees that no representation or warranty of Seller or Mohasco contained herein shall be breached or deemed breached, and, except for those consents set forth on Schedules 5.6 and 5.7, no condition to Buyer's obligations to close the transactions contemplated by this Agreement shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or as a result of any such default, acceleration or termination or (ii) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any persons arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination provided that in either instance Seller has disclosed in the Schedules hereto the necessity to obtain such consent. Buyer, Seller and Mohasco shall, jointly cooperate in attempting to obtain any consents required in connection with the transactions contemplated by this Agreement; provided, however, that neither Seller nor Mohasco shall be required to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party; and provided further, nothing herein shall limit Seller's and Mohasco's other obligations under Section 4.5 above.

         4.10 ACCESS TO RECORDS. Following the Closing, Buyer shall have the right, at its sole expense, to review and copy any records, data, ledgers or other information relating to the Property or the Business that are not a part of the Records.

         4.11 COBRA CONTINUATION COVERAGE. Seller shall remain obligated in accordance with Code Section 4980B and ERISA Section 601, et. seq. ("COBRA continuation coverage"), to provide COBRA continuation coverage to those of its covered employees, former employees and their qualified beneficiaries entitled to receive COBRA continuation coverage under a group health plan sponsored by Seller or an ERISA Affiliate on account of a qualifying event occurring either prior to consummation or as a result of the consummation of the transactions contemplated by this Agreement. Seller and Mohasco jointly and severally agree to indemnify and hold Buyer harmless from any losses, damages or material expenses suffered by Buyer as a result of claims for COBRA continuation coverage made by or on behalf of such employees, former employees and their qualified beneficiaries.

         4.12 ENVIRONMENTAL INDEMNITY. Seller and Mohasco jointly and severally agree to indemnify and hold Buyer and Leggett harmless from any losses, damages, costs, expenses or liabilities that Buyer may incur with respect to liability (including without limitation liability under CERCLA or similar state laws) related to the operation of the Business prior to the Closing Date in connection with the Lee County Landfill in Tupelo, Mississippi.

         4.13    PRODUCT LIABILITY.

                 (a) Seller and Mohasco represent and warrant to Buyer that Schedule 4.13 sets forth the product liability experience for all claims against Seller for the last ten years.

                 (b) Seller shall be responsible for all product liability claims, costs and expenses associated with Pre-Closing Products (as defined below) if (i) the incident resulting in liability occurs on or before the Closing Date or (ii) the incident occurs after the Closing Date and involves a Pre-Closing Product sold to Stratford, Barcolounger or any other affiliate of Mohasco. Seller shall also be responsible for product liability claims, costs and expenses associated with Pre-Closing Products sold to customers not affiliated with Seller if the incident resulting in liability occurs after the Closing Date, but only to the extent that such costs exceed (i) $62,500 in 1994 or (ii) $125,000 in any year thereafter plus the unused amounts from prior years (i.e., when the costs in any prior years are less than $125,000 or, in the case of 1994, $62,500). "Pre-Closing Products" shall mean products that were either manufactured by Seller or purchased by Seller for resale to customers prior to or on the Closing Date.

                 (c) Buyer shall be responsible for (i) all product liability claims, costs and expenses associated with products manufactured after the Closing Date or purchased after the Closing Date for resale to customers and (ii) the first $125,000 of costs and expenses each calendar year (except in calendar year 1994, which shall be $62,500) arising in connection with product liability claims occuring after the Closing Date and involving Pre-Closing Products sold to customers not affiliated with Mohasco.

5.       CONDITIONS PRECEDENT TO PERFORMANCE OF BUYER AND LEGGETT

         The obligations of Buyer and Leggett hereunder are subject to the satisfaction (except to the extent waived in writing by Buyer) at or before the Closing of all of the following conditions:

         5.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Seller and Mohasco in this Agreement or in any Schedule that shall have been delivered to Buyer by Seller or Mohasco under this Agreement that are qualified by materiality shall be true and correct, and those representations not so qualified shall be true and correct in all material respects, in each case as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date.

         5.2 COMPLIANCE OF COVENANTS. Seller and Mohasco shall have performed or caused to be performed in all material respects all obligations and agreements and complied with all covenants and conditions of this Agreement required to be performed or complied with on or before the Closing.

         5.3 NO MATERIAL ADVERSE CHANGE. During the period from the date of this Agreement to the Closing Date, there shall not have occurred any material adverse change in the financial condition, results of operations or cash flows of the Business and Seller shall not have sustained any material loss or damage to the Property or the Business.

         5.4 OPINION OF COUNSEL. Buyer and Leggett shall have received from counsel for Seller and Mohasco an opinion dated the Closing Date, in the form of Exhibit 5.4 attached hereto.

         5.5 THIRD PARTY ACTION. There shall not have been instituted or threatened by any governmental unit or Agency, any action, proceeding, investigation, audit, inquiry or objection relating to the transactions contemplated hereby.

         5.6     CONSENTS REQUIRED. All agreements and consents listed on
Schedule 5.6 shall have been obtained.

         5.7 PERMITS AND LICENSES REQUIRED. Seller shall have obtained all consents listed on Schedule 5.7 in order to transfer the Governmental Permits and Buyer shall have obtained all licenses, permits, certificates and governmental approvals listed on Schedule 5.7.

         5.8 SUPPLY AGREEMENT. Mohasco shall have caused Mohasco Upholstered Furniture Corporation, a wholly owned subsidiary of Mohasco ("MUFCO"), on behalf of Stratford and Barcolounger, operating divisions of MUFCO, to execute and deliver to Leggett supply agreements in the form of
Exhibit 5.8 attached hereto (the "Supply Agreement").

         5.9 NONCOMPETITION AGREEMENT. Seller and Mohasco shall have executed and delivered to Buyer a noncompetition agreement in the form of Exhibit 5.9 attached hereto (the "Noncompetition Agreement").

         5.10 ESCROW AGREEMENTS. Seller, Mohasco and the Escrow Agent shall have executed and delivered to Buyer and Leggett the Warranties Escrow Agreement and the Taxes Escrow Agreement.

         5.11 TITLE INSURANCE. On or before the Closing Date, Buyer shall have received an owner's policy of title insurance in an amount equal to $5,000,000 on a standard form from Lawyer's Title Insurance Company, insuring Buyer's fee simple title and leasehold interest to the owned and leased Real Estate described in Schedule 1.1(d) , subject only to (i) those title exceptions which are standard exceptions contained generally in title policies written by title companies, (ii) other encumbrances set forth in the Title Certificates (except for the Liens to be released prior to Closing) and (iii) those encumbrances referred to in clauses (w), (x), (y) and (z) of Section 2.11(a).

         5.12 HSR ACT. All applicable waiting periods with respect to the transactions contemplated hereby under the HSR Act shall have expired or early termination shall have been granted.

         5.13 NONFOREIGN AFFIDAVIT. Seller shall have furnished to Buyer an affidavit stating, under penalty of perjury, the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

6.       CONDITIONS PRECEDENT TO PERFORMANCE BY SELLER AND MOHASCO

         The obligations of Seller and Mohasco hereunder are subject to the satisfaction (except to the extent waived in writing by Seller and Mohasco) at or before the Closing of all the following conditions:

         6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties by Buyer and Leggett in this Agreement or in any Schedule that shall have been delivered to Seller by Buyer and Leggett under this Agreement that are qualified by materiality shall be true and correct, and those representations not so qualified shall be true and correct in all material respects, in each case as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date.

         6.2 COMPLIANCE WITH COVENANTS. Buyer shall have performed in all material respects all of its obligations and agreements and complied with all of its covenants and conditions of this Agreement required to be performed or complied with on or before the Closing Date.

         6.3 SUPPLY AGREEMENT. Leggett shall have executed and delivered to MUFCO the Supply Agreements.

         6.4 ESCROW AGREEMENTS. Buyer, Leggett and the Escrow Agent shall have executed and delivered to Seller and Mohasco the Warranties Escrow Agreement and the Taxes Escrow Agreement.

         6.5 OPINION OF COUNSEL. Seller and Mohasco shall have received from counsel for Buyer and Leggett an opinion dated the closing Date, in the form of Exhibit 6.5 attached hereto.

         6.6 HSR ACT. All applicable waiting periods with respect to the transactions contemplated hereby under the HSR Act shall have expired or early termination shall have been granted.

         6.7 THIRD PARTY ACTION. There shall not have been instituted or threatened by any governmental unit or Agency, any action, proceeding, investigation, audit, inquiry or obligation relating to the transactions contemplated hereby.

7.       CLOSING

         7.1 CLOSING DATE AND PLACE. The parties will use their best efforts to close the transactions contemplated hereby within five (5) business days after the date on which the last condition set forth in Articles 5 and 6 has been satisfied or waived or such other date as the parties may mutually agree upon. The closing of the transactions contemplated hereby is called the "Closing." The day of Closing is called the "Closing Date." The Closing shall be held at the offices of Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas.

         7.2 MOHASCO'S AND SELLER'S CLOSING OBLIGATIONS. Seller or Mohasco, as the case may be, subject to the satisfaction of all conditions precedent to Seller's and Mohasco's obligations and the simultaneous delivery by Buyer of all items required under Section 7.3, shall deliver to Buyer at the Closing:

                 (a) General warranty deeds, bills of sale and other documents or instruments of conveyance, transfer or assignment as shall be necessary or appropriate to vest or confirm in Buyer all right, title and interest in and to all of the Property (including, without limitation, assignments from Mohasco with respect to Intangible Rights that are owned or held by Mohasco) , all of which documents shall be in the form of Exhibit 7.2 attached hereto;

                 (b) The Warranties Escrow Agreement and the Taxes Escrow Agreement executed by Seller and Mohasco;

                 (c)      The Supply Agreements executed by MUFCO;

                 (d)      The Noncompetition Agreement executed by Seller and
         Mohasco;

                 (e) A certificate dated as of the Closing Date to the effect set forth in Sections 5.1 and 5.2; and

                 (f)      The opinion of counsel referred to in Section 5.4.

         7.3 BUYER'S CLOSING OBLIGATIONS. Buyer, subject to the satisfaction of all conditions precedent to Buyer's obligations and the simultaneous delivery by Seller and Mohasco of all items required under Section 7.2, shall deliver at the Closing:

                 (a)      To Seller, the Closing Date Payment;

                 (b) To the Escrow Agent, the Warranties Escrow Payment and the Taxes Escrow Payment;

                 (c) All appropriate instruments of assumption and other documents or instruments as shall be necessary or appropriate to cause Buyer to assume any liabilities to be assumed by Buyer hereunder, executed by Buyer in the form of Exhibit 7.3 attached hereto;

                 (d) The Warranties Escrow Agreement and the Taxes Escrow Agreement executed by Buyer and Leggett;

                 (e)      The Supply Agreement executed by Leggett;

                 (f) A certificate dated as of the Closing Date to the effect set forth in Sections 6.1 and 6.2; and

                 (g)      The opinion of counsel referred to in section 6.5.

         7.4     TERMINATION.

                 (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned:

                 (i)      by mutual written consent of Seller and Buyer;

                 (ii)     by Seller if any of the conditions set forth in
         Article 6 shall have become incapable of fulfillment and shall not have been waived by Seller;

                 (iii)    by Buyer if any of the conditions set forth in
         Article 5 shall have become incapable of fulfillment and shall not have been waived by Buyer;

                 (iv) by either party hereto, if the Closing does not occur on or prior to October 31, 1994;

provided that the party seeking termination pursuant to clause (ii), (iii) or
(iv) shall not be in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

         (b) In the event of termination by Seller or Buyer pursuant to this Section 7.4, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

                 (i) Buyer shall immediately return to Seller all documents and other material received from Seller relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and

                 (ii) all confidential information received by Buyer with respect to Seller, the Business or Seller's other businesses shall be treated in accordance with the Confidentiality Agreement, which agreement shall remain in full force and effect notwithstanding the termination of this Agreement.

         (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 7.4, this Agreement shall become void and of no further force and effect, except for the
provisions of Sections 2.22, 3.5, 8.11 and 8.12.    Nothing in this Section 7.4
shall be deemed to release any party hereto from any liability for any breach by such party of the terms and provisions of this Agreement.

8.       MISCELLANEOUS

         8.1 EMPLOYMENT OBLIGATIONS. Immediately following the Closing, Buyer shall offer employment to each of Seller's employees on terms and conditions (i) substantially the same as each had with Seller on April 12, 1994 or (ii) consistent with Buyer's employment and benefit practices and procedures as they exist on the Closing Date.

         8.2 ENTIRE AGREEMENT; CONSTRUCTION. This Agreement (including all agreements and other documents referenced herein (including the Confidentiality Agreement)) constitutes the entire agreement among the parties and supersedes any prior understandings or agreements, written or oral, that relate to the subject hereof. This Agreement may not be amended except by a writing signed by the party to be charged. The parties agree that all parties participated in the preparation and negotiation of this Agreement and the agreements contemplated hereby and that neither this Agreement nor any of the agreements contemplated hereby shall be construed against any party by virtue of the fact that any party prepared or drafted this Agreement or the agreements contemplated hereby or both.

         8.3 SURVIVAL. All covenants, agreements, warranties, representations, and undertakings of Mohasco, Seller, Buyer and Leggett contained herein or in any document delivered hereunder shall survive the Closing and remain in full force and effect thereafter and shall not be affected by any preclosing investigation or examination of the subject matter thereof made by another party hereto or its representatives; provided, however, that (i) the representations and warranties of Seller and Mohasco contained in Sections 2.1 through 2.4, 2.6 through 2.10, 2.11(a) through (e), and 2.12 through 2.22 shall terminate and expire one year and one day following the Closing Date and (ii) the representations and warranties of Seller and Mohasco contained in Sections 2.5 and 2.11(f) shall terminate and expire upon expiration of the applicable statute of limitations.

         8.4 EXHIBITS AND SCHEDULES. Each Exhibit and Schedule referred to herein is hereby incorporated into this Agreement by reference to the same extent as if set forth in full herein. The Exhibits and Schedules incorporated herein by reference need not be physically attached hereto so long as such Exhibits and Schedules are appropriately identified as such on their face.

         8.5 HEADINGS. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         8.6 COLLECTION OF INTERCOMPANY RECEIVABLES. Mohasco represents and warrants that the Receivables acquired hereunder which are owed to Seller by Mohasco or any wholly owned subsidiary of Mohasco ("Intercompany Receivables") are fully collectible. Mohasco shall reimburse Buyer for any such Intercompany Receivables that are not paid within sixty (60) days following the Closing Date.

         8.7 LIMITATION ON LIABILITY. Seller and Mohasco shall not have any liability for a breach of a representation or warranty under Article 2 above unless and only to the extent that the aggregate losses, liabilities and damages of Buyer for any such breach exceeds $250,000 and in no event shall the total liability of Seller and Mohasco hereunder for any and all breaches of such representations and warranties exceed $4,000,000 in the aggregate. Notwithstanding the foregoing, the limitations in the preceding sentence shall not apply to a breach of any of the representations and warranties contained in Sections 2.5, 2.11(f) or 2.22. Nothing in this Section 8.7 is intended to limit the obligations of Seller and Mohasco under Section 8.10 below.

         8.8 LIMITATION ON KNOWLEDGE. To the extent any representation or warranty of Seller in Article 2 is limited to "the best of Seller's knowledge" or similar language, knowledge shall be limited to any facts or circumstances known by any of the individuals set forth on Schedule 8.8.

         8.9 LEGGETT GUARANTY. Leggett shall and hereby does guarantee the performance of all obligations of Buyer hereunder. The obligations of Leggett hereunder are direct, absolute and unconditional, and may be enforced by Seller or Mohasco without first seeking recourse, taking any steps against or instituting any proceedings against Buyer. The obligations of Leggett hereunder shall not be impaired or affected by the voluntary or involuntary liquidation, sale, or other disposition of all or substantially all of the assets of Buyer, or the receivership, insolvency, bankruptcy, reorganization or other similar proceedings affecting Buyer or any of its assets, or the consolidation or merger of Buyer or any other cause or circumstance, whether similar or dissimilar to the foregoing, that might otherwise constitute a defense available to or discharge of Buyer or a guarantor.

         8.10 BULK SALES LAW. The parties hereto agree to waive compliance with the bulk sales law of the State of Mississippi and Seller and Mohasco shall jointly and severally indemnify and hold harmless Buyer from any liability arising as a result of the failure to comply with such laws. The parties acknowledge and agree that the Taxes Escrow Payment may be used to satisfy the obligations of Seller and Mohasco under this Section 8.10 in the event that a Claim (as defined in the Taxes Escrow Agreement) is made.

         8.11 EXPENSES. Buyer and Leggett shall pay all costs and expenses incurred or to be incurred by Buyer and Leggett in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated hereby. Seller and Mohasco shall pay all costs and expenses incurred or to be incurred by Seller and Mohasco in negotiating and preparing this Agreement and closing and carrying out the transactions contemplated hereby.

         8.12 PUBLIC ANNOUNCEMENTS. No public announcement of the transactions contemplated hereby shall be made by any party prior to the Closing without the prior written consent of the other parties, except as required by law after consultation among the parties.

         8.13 CONFIDENTIALITY AGREEMENT. Effective as of the Closing and with respect to the Business and the Property only, Buyer's and Leggett's obligation to Seller and Mohasco under the Confidentiality Agreement shall terminate.

         8.14 NOTICES. Any notice, request, instruction, document or other communication to be given hereunder by any party hereto to any other party hereto shall be in writing and validly given if (i) delivered personally, (ii) sent by telecopy and confirmed in the manner set forth in clauses (i), (iii) or (iv), (iii) delivered by overnight express, or (iv) sent by registered or certified mail, postage prepaid, as follows:

If to Seller or Mohasco:                 c/o Mohasco Corporation
                                         4401 Fair Lake Court
                                         Fairfax, VA 22033
                                         Telecopy No.: (703) 968-8047
                                         Attn: John B. Sganga

with a copy to:                          Dechert Price & Rhoads
                                         4000 Bell Atlantic Tower
                                         1717 Arch Street
                                         Philadelphia, PA 19103-2793
                                         Telecopy No.: (215) 994-2222
                                         Attn: Christopher G. Karras

If to Buyer or Leggett:                  c/o Leggett & Platt,
                                             Incorporated
                                         No. 1 Leggett Road
                                         Carthage, MO 64836
                                         Telecopy No.: (417) 358-8449
                                         Attn: Robert A. Jefferies, Jr.
                                               Senior Vice President

with a copy to:                          Locke Purnell Rain Harrell
                                         2200 Ross Avenue, Suite 2200
                                         Dallas, Texas 75201-6776
                                         Telecopy No.: (214) 740-8800
                                         Attn: Maurice E. Purnell, Jr.

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally, or sent by telecopy or overnight express in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fifth day after the day it is so placed in the mail.

         8.15 TAX IMPLICATIONS. Seller and Buyer each acknowledge that each party shall be responsible for obtaining such assurances regarding the tax implications to it of the transactions contemplated hereby as it deems appropriate, and each shall assume the risk of any adverse tax consequence to it relating to any of the transactions contemplated hereby.

         8.16 COUNTERPARTS; TELECOPIER. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall contain but one and the same Agreement. Signature pages may be exchanged by telecopier. The parties intend that counterpart copies so signed and exchanged shall be fully binding.

         8.17 GOVERNING LAW. This Agreement shall be governed by the internal laws (ignoring principles of conflicts of laws) of the State of Delaware.

        IN WITNESS WHEREOF, the parties have executed this Agreement the date first above written.


                                   LEGGETT & PLATT FURNITURE HARDWARE
                                   COMPANY

                                   By: /S/ R. A. JEFFERIES, JR.
                                       ------------------------------
                                   Name: R. A. Jefferies, Jr.
                                         ----------------------------
                                   Title: President
                                          ---------------------------


                                   LEGGETT & PLATT, INCORPORATED

                                   By: /S/ R. A. JEFFERIES, JR.
                                       ------------------------------
                                   Name: R. A. Jefferies, Jr.
                                         ----------------------------
                                   Title: Senior Vice President
                                          ---------------------------


                                   SUPER SAGLESS CORPORATION

                                   By:
                                       ------------------------------
                                   Name:
                                         ----------------------------
                                   Title:
                                          ---------------------------


                                   MOHASCO CORPORATION

                                   By:
                                       ------------------------------
                                   Name:
                                         ----------------------------
                                   Title:
                                          ---------------------------

        IN WITNESS WHEREOF, the parties have executed this Agreement the date first above written.


                                   LEGGETT & PLATT FURNITURE HARDWARE
                                   COMPANY

                                   By:
                                       ------------------------------
                                   Name:
                                         ----------------------------
                                   Title:
                                          ---------------------------


                                   LEGGETT & PLATT, INCORPORATED

                                   By:
                                       ------------------------------
                                   Name:
                                         ----------------------------
                                   Title:
                                          ---------------------------


                                   SUPER SAGLESS CORPORATION

                                   By: /S/ STEPHEN R. LAKE
                                       ------------------------------
                                   Name: Stephen R. Lake
                                         ----------------------------
                                   Title: President & CEO
                                          ---------------------------


                                   MOHASCO CORPORATION

                                   By:
                                       ------------------------------
                                   Name:
                                         ----------------------------
                                   Title:
                                          ---------------------------

        IN WITNESS WHEREOF, the parties have executed this Agreement the date first above written.


                                   LEGGETT & PLATT FURNITURE HARDWARE
                                   COMPANY

                                   By:
                                       ------------------------------
                                   Name:
                                         ----------------------------
                                   Title:
                                          ---------------------------


                                   LEGGETT & PLATT, INCORPORATED

                                   By:
                                       ------------------------------
                                   Name:
                                         ----------------------------
                                   Title:
                                          ---------------------------


                                   SUPER SAGLESS CORPORATION

                                   By:
                                       ------------------------------
                                   Name:
                                         ----------------------------
                                   Title:
                                          ---------------------------


                                   MOHASCO CORPORATION

                                   By: /S/ JOHN B. SGANGA
                                       ------------------------------
                                   Name: John B. Sganga
                                         ----------------------------
                                   Title: Executive Vice President
                                          ---------------------------


                                     -30-